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                                                                       EXHIBIT 8


                                 July 24, 1997


                                  06-834-005


Koll Real Estate Services
and its Shareholders
4343 Von Karman Avenue
Newport Beach, California 92660

           Re:  Agreement and Plan of Reorganization
                dated as of May 14, 1997, by and among
                CB Commercial Real Estate Services Group, Inc.,
                CBC Acquisition Corporation, Koll Real Estate Services, and certain Shareholders of Koll Real Estate Services
                ---------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Koll Real Estate Services, a Delaware corporation ("KRES"), and certain holders of the KRES Common in connection with the above-referenced agreement (the "Merger Agreement") and the transactions contemplated thereby. Pursuant to the Merger Agreement, KRES will be merged with CBC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of CB Commercial Real Estate Services Group, Inc., a Delaware corporation ("CBC"), as a result of which KRES will become a wholly-owned subsidiary of CBC. This opinion is delivered to you pursuant to Section 11.3(g) of the Merger Agreement. Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings set forth in the Merger Agreement.

          Documents Reviewed and Factual Matters.  In order to formulate and
          --------------------------------------
render our opinion as set forth herein, we have examined the originals or copies, certified or otherwise identified, to our satisfaction, of the following:

               1. The Merger Agreement, including all Exhibits attached thereto;

               2. The Certificate of Incorporation and Bylaws, together with any amendments thereto, of KRES;

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Koll Real Estate Services and
 its Shareholders

July 24, 1997
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               3.   The minutes of meetings of the Board of Directors and the
          Stockholders of KRES and the stock record book of KRES; and

               4. The representation letter of KRES in favor of Riordan & McKinzie dated July 24, 1997 (the "KRES Letter"), and the exhibits thereto which include representation letters of the stockholders of KRES (the "KRES Stockholder Letters"), and the representation letter of CBC.

          We also have conferred with such officers and directors of KRES and have reviewed such corporate and other records, documents, certificates and other papers as we deemed necessary to render this opinion.

          As to certain questions of fact material to our opinion, we have relied upon the representations by KRES contained in the KRES Letter and by the stockholders of KRES in the KRES Stockholder Letters. Among the representations made by the stockholders of KRES is a representation that they have no present plan or intention to sell or otherwise dispose of the CBC Common they will receive in the Merger. There can be no assurance that the stockholders of KRES will not, pursuant to a present plan or intention, sell or otherwise dispose of the CBC Common they receive in the Merger. If a sufficient amount of CBC Common, in the aggregate, is sold or otherwise disposed of by the stockholders of KRES pursuant to a present plan or intention, then the Merger will be a taxable transaction to all of the stockholders of KRES, whether or not they sold CBC Common received in the Merger.

          Additionally, among the representations made by KRES is a representation that the fair market value of the Warrants and any other property received by the holders of KRES Common in connection with the Merger does not constitute more than twenty percent (20%) of the total fair market value of all consideration given by CBC in exchange for all outstanding KRES Common on the Effective Time. If the fair market value of the Warrants and other consideration exceeds twenty percent (20%) of the total fair market value of the outstanding KRES Common, then the Merger would be a taxable transaction to all of the stockholders of KRES, whether or not they received Warrants in the Merger.


          Assumptions.  For purposes of rendering the opinions set forth herein,
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we have made and relied, without independent inquiry, upon the following assumptions:
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Koll Real Estate Services and
 its Shareholders

July 24, 1997
Page 3

               1. The due authorization, execution and delivery of any documents referred to herein by any party other than KRES; the genuineness of all signatures on original and certified copies; and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies thereof.

               2. The Merger, as contemplated in the Merger Agreement, will constitute a valid statutory merger in accordance with applicable state law .

          Opinions of Counsel.  The existing Treasury Regulations promulgated
          -------------------
under sections 354 and 355 of the Code treat the Warrants as neither stock nor securities for reorganization purposes. However, under applicable case law preceding such regulations, the Warrants could be treated as securities for reorganization purposes. In December 1996, the Department of the Treasury proposed Treasury Regulations which would treat the Warrants as securities without a principal amount. As presently drafted, such regulations would apply to exchanges occurring on or after sixty (60) days following its adoption. Such Treasury Regulations, however, have not yet been adopted. Thus, at the present time, it is not clear whether the Warrants received by the KRES stockholders will be treated for purposes of this Merger as "stock or securities" or as property other than "stock or securities."

          Based upon the foregoing and subject to the qualifications and conditions expressed herein, we are of the opinion that, for federal income tax purposes:

               1. The Merger will qualify as a "reorganization" as defined in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

               2. No gain or loss will be recognized by KRES, Acquisition Corporation or CBC as a result of the Merger.

               3. A KRES stockholder who receives a cash payment in lieu of a fractional share of CBC Common will be treated as if such fractional share were distributed in the Merger and then redeemed by CBC, and should recognize capital gain or loss measured by the difference between the amount of cash received and the stockholder's basis in the fractional share (which will be a pro rata portion of the stockholder's basis in the CBC Common received in the Merger), provided that such stockholder's KRES Common is held as a capital asset on the Effective Date.
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Koll Real Estate Services and
 its Shareholders

July 24, 1997
Page 4

          Based upon the foregoing and subject to the qualifications and conditions expressed herein, and PROVIDED THAT THE WARRANTS ARE TREATED FOR PURPOSES OF THIS MERGER AS "STOCK OR SECURITIES" (AS MORE PARTICULARLY DESCRIBED ABOVE), we are of the further opinion that, for federal income tax purposes:

               1. No gain or loss will be recognized by the holders of KRES Common who exchange all of their KRES Common for CBC Common and/or Warrants in the Merger.

               2. The aggregate basis of the CBC Common received by each holder of KRES Common will be the same as the aggregate basis of such holder in KRES Common exchanged therefor in the Merger.

               3. The aggregate basis of the Warrants received by each holder of KRES Common will equal zero.

               4. The holding period of the CBC Common and Warrants received by a holder of KRES Common will include the period during which such holder held KRES Common exchanged therefor in the Merger, provided that such stock was held as a capital asset on the Effective Date.

          If, however, the Warrants are treated for purposes of the Merger as property other than "stock or securities" as set forth in the existing Treasury Regulations, then: (a) holders of KRES Common will recognize gain upon receipt of Warrants in the Merger exchange in an amount equal to the lesser of (i) the excess of the fair market value of the CBC Common and Warrants received over the basis of such stockholder in the KRES Common exchanged in the Merger, or (ii) the fair market value of such Warrants received in the Merger; (b) the aggregate basis of the Warrants will equal the fair market value of such Warrants; (c) the aggregate basis of the CBC Common received by each holder of KRES Common will be the same as the aggregate basis of the KRES Common surrendered in exchange therefor decreased by the fair market value of any Warrants received and increased by the amount of gain such holder recognizes upon receipt of the Warrants; and (d) the holding period for the Warrants received in exchange for KRES Common will commence on the day following receipt of such Warrants.
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Koll Real Estate Services and
 its Shareholders

July 24, 1997
Page 5


          Except for the opinions specifically set forth above, no opinion is expressed with respect to any other aspect of this transaction, including, without limitation, any state, local or foreign tax consequences or any tax consequences with respect to holders of stock options issued in connection with services.


          We hereby consent to the filing of this opinion as Exhibit 8 to that certain Registration Statement on Form S-4 to be filed by CBC in connection with the Merger.



                                  Very truly yours,



                                  /s/ RIORDAN & McKINZIE